NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group, Ltd. Appoints Craig Eisenacher Chief Financial Officer

HAMILTON, Bermuda – November 27, 2006 – Everest Re Group, Ltd. (NYSE: RE) announced today that it has appointed Craig E. Eisenacher as Executive Vice President and Chief Financial Officer effective December 18, 2006.

Mr. Eisenacher joins Everest from Bristol West Holdings, Inc. (NYSE: BRW) where he holds the position of Senior Vice President and Chief Financial Officer. He has extensive reinsurance and insurance experience having held senior-level finance positions at General Reinsurance Corporation, Prudential Reinsurance Company and American Re-Insurance Company. Mr. Eisenacher is a graduate of Duke University and holds the Chartered Property and Casualty Underwriter designation.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “We are very pleased to have secured an experienced executive of Craig’s caliber and background to join the Everest team. His financial management expertise and his strong business acumen will be instrumental in the continued success of our organization.”

Mr. Eisenacher replaces Stephen L. Limauro who, as previously announced, will be retiring after 33 years with the Company. Mr. Limauro will be assisting during the transition period to ensure continuity.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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